Exhibit 12.1




                     The Coca-Cola Company and Subsidiaries
               Computation of Ratios of Earnings to Fixed Charges
                          (IN MILLIONS EXCEPT RATIOS)




                                            Year Ended December 31,
                                -----------------------------------------------
                                   2000      1999      1998      1997      1996
                                -----------------------------------------------


Earnings:
 Income from continuing
  operations before
  income taxes and
  changes in accounting
  principles                    $ 3,399   $ 3,819   $ 5,198   $ 6,055   $ 4,596

 Fixed charges                      489       386       320       300       324

 Less: Capitalized interest,
        net                         (11)      (18)      (17)      (17)       (7)

       Equity income or loss,
        net of dividends            380       292        31      (108)      (89)
                                -------   -------   -------   -------   -------

    Adjusted earnings           $ 4,257   $ 4,479   $ 5,532   $ 6,230   $ 4,824
                                =======   =======   =======   =======   =======

 Fixed charges:

   Gross interest incurred      $   458   $   355   $   294   $   275   $   293

   Interest portion of rent
    expense                          31        31        26        25        31
                                -------   -------   -------   -------   -------

      Total fixed charges       $   489   $   386   $   320   $   300   $   324
                                =======   =======   =======   =======   =======


      Ratios of earnings to
       fixed charges                8.7      11.6      17.3      20.8      14.9
                                =======   =======   =======   =======   =======


The Company is contingently liable for guarantees of indebtedness owed by third parties in the amount of $397 million, of which $7 million related to independent bottling licensees. Fixed charges for these contingent liabilities have not been included in the computation of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that the Company will be required to satisfy the guarantees.